UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Texas Pacific Land Trust

(Name of the Registrant as Specified In Its Charter)

SOFTVEST, L.P.
SOFTVEST ADVISORS, LLC
ART-FGT FAMILY PARTNERS LIMITED
TESSLER FAMILY LIMITED PARTNERSHIP
ERIC L. OLIVER
ALLAN R. TESSLER
HORIZON KINETICS LLC
MURRAY STAHL
HORIZON ASSET MANAGEMENT LLC
KINETICS ADVISERS, LLC
KINETICS ASSET MANAGEMENT LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMPORTANT INFORMATION

On April 9, 2019, SoftVest, L.P. (“SoftVest LP”) filed a definitive proxy statement (the “Proxy Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for a special meeting of holders of the sub-share certificates of proprietary interests (the “Shares”) for the election of a new trustee of Texas Pacific Land Trust (“TPL”) to fill the vacancy created by the resignation of Maurice Meyer III (such meeting, together with any adjournments, postponements or continuations thereof, the “Special Meeting”). INVESTORS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors may obtain a free copy of the Proxy Statement, any amendments or supplements thereto and other documents that SoftVest LP files with the SEC from the SEC’s website at www.sec.gov, or by contacting D.F. King, SoftVest LP’s proxy solicitor, by phone (212-269-5550) or e-mail (TPL@dfking.com).

SoftVest Advisors, LLC, SoftVest LP, Eric L. Oliver, ART-FGT Family Partners Limited, Tessler Family Limited Partnership, Allan R. Tessler, Horizon Kinetics LLC, Horizon Asset Management LLC, Kinetics Advisers, LLC, Kinetics Asset Management LLC and Murray Stahl may be deemed participants in the solicitation of proxies from holders of Shares in connection with the matters to be considered at the Special Meeting. Information about such participants’ direct and indirect interests, by security holdings or otherwise, is contained in the Proxy Statement.

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The following is a press release made available by SoftVest LP on May 8, 2019:

INVESTOR GROUP COMMENTS ON EFFORTS OF TRUSTEES OF TEXAS PACIFIC LAND TRUST TO DELAY SHAREHOLDER VOTE

DALLAS, May 8, 2019 /PRNewswire/ – SoftVest, L.P., Horizon Kinetics LLC and ART-FGT Family Partners, which collectively beneficially own over 25% of the outstanding shares of Texas Pacific Land Trust (NYSE: TPL), issued today the following statement:

To The TPL Trustees:

We would like to respond to both your public and private communications today.

We were pleased to read, in your email to us dated May 8th, reprinted below, that you have ideas on how to improve the corporate governance of Texas Pacific Land Trust.  However, a foundational principle of corporate governance is transparency.  We, as large shareholders, neither warrant nor expect any special treatment or privilege.  As such, we respectfully decline your offer for a one-on-one special meeting and would instead encourage you to publicly disclose your proposals so that all shareholders are informed of them.

As to form, we believe that your proposal to meet privately without the trustee candidates, rather than be a 'privileged/confidential' communication, should have been publicly disclosed to all shareholders. If your letter is an indication of a desire to explore steps forward, we do encourage continued discussion about corporate governance in an open forum inclusive of all shareholders, assuming this is done in a respectful manner without innuendos impugning the integrity of our members' character – as has been characteristic of your filings to date. We assure you that any such proposals will be thoughtfully and attentively considered and responded to.

As to your public announcement this morning of an effort to delay the shareholder vote, we had previously written to shareholders to anticipate that you might avail yourselves of such a tactic. However, we hardly expected you to place the blame on the securities regulators. On behalf of all shareholders as well as ourselves, we fully reserve the right to move forward with a vote on the election of a new trustee on May 22, 2019, as previously scheduled.

With every action, an executive or trustee, builds a record of corporate governance choices.  If the collective vote of shareholders goes against management, and management alters the voting schedule, that says something.  But at least it is on the record. If a management seeks a private conversation on corporate governance, while simultaneously continuing ad hominem attacks against their largest shareholders, that is another governance choice, a choice to work off the record. We believe such discussions should be in the public domain and open to all shareholders.   It speaks volumes about your relationship to the concept of governance and transparency when you threaten your largest shareholders to hold them hostage "until another vacancy opens up (and it may be another decade until that happens)," and you do so privately and not in the public forum.

We stand fully behind Eric Oliver's nomination as Trustee, including his business track record that you have so vehemently tried to tarnish in this process. Whether the course of action you have followed so far was guided by you or your external advisors, it is the two of you who will ultimately be held accountable by TPL shareholders.

Sincerely,

SoftVest, L.P., Horizon Kinetics LLC and ART-FGT Family Partners

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E-mail delivered this morning by the two Trustees to Horizon Kinetics and ART-FGT Family Partners (emphasis added):

Murray and Alan [sic],

*Subject to Settlement Privilege/Confidential*

John and I will be both in New York this Friday and we believe we should use the opportunity to meet.

While we were pleased to receive the recommendation from ISS yesterday, we understand that this will remain a close election.1

John and I are solely focused on doing what's best for the Trust and its shareholders.  You should realize by now that we have genuine concerns about Eric Oliver, shared by ISS and many other shareholders and our employees.  To be frank, we'd be surprised if you didn't share at least some of our concerns.  Even if you should be truly unconcerned about all the unanswered questions about Mr. Oliver's experience and track record, you surely realize that your best case scenario means that you'd end up with only one out of three trustees.  Consequently, even if you'd prevail in the election contest, you could not achieve any of your ultimate goals without our cooperation until another vacancy opens up (and it may be another decade until that happens). At the same time, your campaign made it abundantly clear that you – and many other shareholders – would like to see significant change at TPL.  We recognize that and remain open to working with you to achieve that change in a manner that respects the interests of all shareholders.

Therefore, we would propose an in-person meeting of you and us to explore a collaborative resolution of the overall situation.  We believe it would be most constructive to meet without the candidates (even though we'd be happy for you to meet General Cook, who is objectively an outstanding individual).

Please let us know whether you're available to meet this Friday – we can be flexible to accommodate your schedule.

John and Dave

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[1]	SoftVest, L.P., Horizon Kinetics LLC and ART-FGT Family Partners disagree with this statement.

Important Information

SoftVest, L.P. has filed a definitive proxy statement with the United States Securities and Exchange Commission (SEC) in connection with the solicitation of proxies for a special meeting of holders of the sub-share certificates of proprietary interests for the election of a new trustee of TPL. Investors are strongly advised to read the proxy statement because it contains important information. Investors may obtain a free copy of the proxy statement from the SEC's website at www.sec.gov, or by contacting D.F. King, SoftVest LP's proxy solicitor, by phone (212-269-5550) or e-mail (TPL@dfking.com).